Senior Executive Officer

                           REGENCY CENTERS CORPORATION

                          STOCK RIGHTS AWARD AGREEMENT
                     1993 LONG-TERM OMNIBUS PLAN, AS AMENDED

THIS AGREEMENT, dated as of the 17th day of December, 2002 (the "Grant Date"), by and between Mary Lou Fiala (the "Employee") and Regency Centers Corporation (the "Company").

                                WITNESSETH THAT:

         WHEREAS, the Company maintains the Regency Realty Corporation 1993 Long-Term Omnibus Plan, as amended (the "Plan"), which is incorporated into and forms a part of this Agreement, for the benefit of employees of the Company and its affiliates; and

         WHEREAS, the Company's Compensation Committee (the "Committee") has awarded the Employee a Stock Rights Award under the Plan;

         NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee as follows:

1. Award. Subject to the terms of this Agreement and the Plan, the Employee is hereby granted the right to receive 34,538 shares of the Company's common stock (the "Shares") upon satisfaction of the conditions described herein.

2.       Vesting.

         (a) Subject to the terms hereof, one-third of the Shares (the "Continuous Service Shares") shall vest as follows:

                (i) 25% of the Continuous Service Shares will vest on the first anniversary of the Grant Date;

                (ii) an additional 25% of the Continuous Service Shares will vest on the second anniversary of the Grant Date;

                (iii) an additional 25% of the Continuous Service Shares will vest on the third anniversary of the Grant Date; and

                (iv) and an additional 25% of the Continuous Service Shares will vest on the fourth anniversary of the Grant Date.

         (b) Subject to the terms hereof, two-thirds of the Shares (the "Performance Shares") shall vest on the eighth anniversary of the Grant Date unless sooner vested by reason of the Company achieving the annual performance criteria set forth on Exhibit A.

         (c) Except as otherwise provided in this Agreement, any other agreement, or by the Committee, the Employee's right to receive any Shares that are not vested on the date the Employee terminates employment with the Company shall be forfeited on such date.

         (d) During the period between the Grant Date of the Shares and the date such Shares vest, dividends that would have been paid with respect to the Shares had such Shares been issued and outstanding ("Stock Rights DEs") will be held by the Company, or a depository appointed by the Committee, for the Employee's account. Such Stock Rights DE amounts shall be deemed invested in shares of Company common stock on each December 31 prior to the date of vesting, which shall, until the Shares to which they relate vest, be treated as Shares for purposes of the preceding sentence. Subject to Section 3(b), all Stock Rights DEs so held shall initially be subject to forfeiture, but shall become non-forfeitable and shall be distributed at the same times, and in the same proportion, as the Shares to which they relate become vested.

         (e) If the Employee's employment with the Company terminates by reason of death, Disability or Retirement, (i) any non-vested Continuous Service Shares and related Stock Rights DEs shall vest on the date of such termination, and (ii) Employee shall continue to have the right to receive Performance Shares and related Stock Rights DEs during the three years following the date of such termination, but only to the extent that Performance Shares would have vested had Employee's employment not terminated. If the Company (or any successor thereto) terminates the Employee's employment for a reason other than Cause on or after a Change of Control, any non-vested Shares (whether Continuous Service Shares or Performance Shares) and related Stock Rights DEs shall vest immediately on such date.

         (f) Notwithstanding the foregoing, the Employee will not be considered to have terminated employment for purposes of subsections (c) or (e) if: (1) the Employee directly transfers from the Company's employment to the employment of any Affiliate, or (2) the Employee becomes employed by a successor of the Company on or immediately following a Change of Control transaction.

3.       Issuance of Shares.

         (a) Subject to Section 3(b) below, as soon as practicable after any Shares and related Stock Rights DEs vest, the Company shall issue to the Employee in the form of whole shares of Company common stock, a number of shares equal to the number of vested Shares, plus the number of shares with respect to which the Stock Rights DEs were deemed invested pursuant to Section 2(d). Any fractional Shares or Stock Rights DEs shall be settled in cash.

         (b) Notwithstanding the foregoing, if the Employee is eligible to participate in and has made an effective election under the Amended and Restated Regency Centers Deferred Compensation Plan, or any successor plan thereto (the "Deferred Compensation Plan") to defer receipt of any of the Shares and Stock Rights DEs (including any fractional Shares or Stock Rights DEs) that otherwise would be


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

                issued or paid to the Employee pursuant to the terms hereof, then the issuance of such Shares and related Stock Rights DEs (and the cash payment of any fractional Shares or Stock Rights
                DEs) to the Employee shall be deferred until the date so elected by the Employee. If such a deferral is made, the Employee's rights to any amounts that are deferred shall be governed exclusively by the terms and conditions of the Deferred Compensation Plan and any agreements entered into thereunder.

4. Withholding. All awards and payments under this Agreement are subject to withholding of all applicable taxes. At the election of the Employee, and with the consent of and subject to any requirements imposed by the Committee, (a) the minimum tax withholding required by applicable law may be satisfied through the surrender of Shares the Employee already owns or to which the Employee is otherwise entitled hereunder, and (b) any additional withholding taxes due may be satisfied through the surrender of Shares the Employee has owned for at least six (6) months.

5. No Rights as a Stockholder. Nothing in this Agreement shall be construed to give the Employee any rights as a stockholder of the Company prior to the vesting of any Shares and issuance of stock certificates with respect thereto. The Employee has no rights to vote or receive dividends on unvested Shares; provided, however, that the Employee shall be entitled to receive the dividend benefits provided hereunder. Unvested Shares will not be issued to the Employee and will not be deemed to be outstanding.

6. Transferability. This award is not transferable except as designated by the Employee by will or by the laws of descent and distribution.

7. Adjustment of Award. The number and type of Shares under this award are subject to adjustment pursuant to Section 4.3 of the Plan.

8. Forfeiture Provisions. If the Employee violates any confidentiality or non-competition provisions to which the Employee is subject, this award and any rights to receive Shares hereunder shall be forfeited.

9. Definitions. Capitalized terms used herein that are not defined below shall have the meaning given under the Plan.

         (a)    "Board" means the Board of Directors of the Company.

         (b)    "Cause" means

                (i) the willful and substantial failure or refusal of the Employee to perform duties assigned to the Employee (unless the Employee shall be ill or disabled), under circumstances where the Employee would not have Good Reason to terminate employment, which failure or refusal is not remedied by the Employee within 30 days after written notice from the Company's Chief Executive Officer or Chief Operating Officer or the Board of such failure or refusal (for purposes of clarity, the Employee's poor performance shall not constitute willful and substantial failure or refusal to perform duties assigned to the Employee, but the failure to report to work shall);

                (ii) material breach of the Employee's fiduciary duties to the Company or an affiliate thereof (such as obtaining secret profits from such entity) or a violation by the Employee in the course of performing the Employee's duties to the Company or any affiliate thereof of any law, rule or regulation (other than traffic violations or other minor offenses) where such violation has resulted or is likely to result in material harm to the Company or an affiliate thereof, and in either case where such breach or violation constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of the Employee's employment; or

                (iii) the Employee's engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction (or a nolo contendere plea thereto) which is not subject to further appeal and which is injurious to the business or public image of the Company or any affiliate thereof.

         (c) "Change of Control" means the occurrence of any one or more of the following events occurring after the date of this Agreement:

                (i) an acquisition, in any one transaction or series of transactions, after which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more (or an acquisition of an additional 5% or more if such individual, entity or group already has beneficial ownership of 25% or more) of either the then outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company, but excluding, for this purpose, any such acquisition (A) from the Company, (B) by the Company or any employee benefit plan (or related trust) of the Company, (C) by any Security Capital Entity (other than GE) made while the standstill provisions of the Shareholders Agreement are in effect and made in compliance with such provisions, but excluding an acquisition made in connection with the waiver of any such standstill provisions, or (D) by any corporation with respect to which, following such acquisition, all of the then outstanding shares of common stock and voting securities of such corporation are then beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the Company immediately prior to such acquisition;

                (ii) 50% or more of the members of the Board (A) are not Continuing Directors, or (B) whether or not they are Continuing Directors, are nominated by or elected by the same Beneficial Owner (for this purpose, a director of the Company shall be deemed to be nominated or elected, respectively, by the Security Capital Entities or GE if the director also is an employee or director of GE, Security Capital Group, Inc., or any other subsidiary of GE, including any successors) or are elected or appointed in connection with an acquisition by the Company (whether through purchase, merger or otherwise) of all or substantially all of the operating assets or capital stock of another entity; or

                (iii) the (A) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such transaction do not, following such transaction, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and voting securities of the corporation resulting from such reorganization, merger or consolidation, (B) consummation of the sale or other disposition of all or substantially all of the assets of the Company or (C) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (d)    "Continuing Director" means:

                (i) any member of the Board who was a member of the Board on January 1, 2002, and any successor of a Continuing Director who is recommended to succeed a Continuing Director (or whose election or nomination for election is approved) by at least a majority of the Continuing Directors then on the Board; and

                (ii)    any individual who becomes a director pursuant to
                        Article 2 of the Stockholders Agreement.

         (e) "Disability" means a disability that entitles (or would entitle if a participant) the Employee to long-term disability benefits under the Company's disability plan or policy or, if no such plan or policy is in place, if the Employee has been unable to substantially perform his duties, due to physical or mental incapacity, for 180 consecutive days.

         (f) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (g)    "GE" means General Electric Company, including any successors.

         (h) "Good Reason" means any one or more of the following events (unless consented to in writing by the Employee):

                (i) a material diminution or adverse change in the nature of the Employee's title, position, reporting relationships, authority, duties or responsibilities;

                (ii) a diminution that is more than de minimis in either the Employee's annual base salary or total compensation opportunity (which, for this purpose,


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

                        means the aggregate of the annual base salary, annual bonus and long-term incentive compensation that the Employee has an opportunity to earn pursuant to awards made in any one calendar year) or in the formula used to determine the Employee's annual bonus or long-term incentive compensation, or a material diminution in the Employee's overall employee and fringe benefits (it being understood by the parties that if the Employee has the same total compensation opportunity or compensation formula, but the compensation actually received by the Employee is diminished due to the Company's or the Employee's performance, such diminution shall not constitute Good Reason);

                (iii) the Employee's principle place of business is relocated to a location that is both more than 50 miles from its current location and further from the Employee's residence than the location of the Employee's principle place of business prior to the relocation;

                (iv) a successor fails to assume this Agreement, or amends or modifies this Agreement;

                (v) a material breach of this Agreement by the Company or a successor thereto;

                (vi) the occurrence of any event or circumstance constituting "Good Reason," as defined in any Change of Control Agreement between the Employee and the Company; or

                (vii) if, and only if, the Employee has been employed on a full-time basis for at least one full calendar year, both of the following conditions are met: (A) the Employee travels at least 50 days during a calendar year, and (B) the total number of days the Employee travels in such calendar year exceeds by 25 days or more the average number of days the Employee traveled per year on Company business during the two calendar years immediately preceding such calendar year or, if the Employee has not been employed on a full-time basis for two full calendar years, during the one calendar year immediately preceding such calendar year.

                For purposes of subsection (h)(vii) above, any day in which the Employee is required to stay overnight shall constitute a day of travel.

                No event described above shall constitute Good Reason unless the Employee has given written notice to the Company specifying the event relied upon for such termination within six months after the Employee becomes aware, or reasonably should have become aware, of the occurrence of such event and, if the event can be remedied, the Company has not remedied such within 30 days of receipt of the notice.

         (i) "Retirement" means the Employee's voluntary termination of employment after (i) attaining age 65, (ii) attaining age 55 with 10 years of service, or (iii) attaining an age which, when added to the Employee's years of service, equals at least 75.

         (j) "Security Capital Entities" means Security Capital Holdings S.A. and Security Capital U.S. Realty and any Affiliates of either who are bound by the Stockholders Agreement.

         (k) "Stockholders Agreement" means the Stockholders Agreement dated July 10, 1996, as amended, among the Security Capital Entities and the Company and includes any successor stockholders agreement between the Company and GE or any GE subsidiary (or any successor thereto).

10. Administration. The Committee shall have the authority to administer and interpret this Agreement, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11. Plan Governs. The terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the Company's Vice President-People Services.

12. Dispute Resolution. Any dispute, controversy or claim between the Company and the Employee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville in accordance with the Commercial Rules of the American Arbitration Association then in force and Florida law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Failure to initiate arbitration within this time period will result in waiver of any right to bring arbitration or any other legal action with respect to this Agreement. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The existence, contents or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company agrees to reimburse the Employee for all costs and expenses (including, without limitation, reasonable attorneys' fees, arbitration and court costs and other related costs and expenses) the Employee reasonably incurs as a result of any dispute or contest regarding this Agreement and the parties' rights and obligations hereunder if, and when, the Employee prevails on at least one material claim; otherwise, each party shall be responsible for its own costs and expenses.

13. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the Employee and Employee's heirs and personal representatives and the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.


                                        REGENCY CENTERS CORPORATION


                                        By:  /s/ John C. Schweitzer
                                            ------------------------------------
                                             John C. Schweitzer
                                             Its:  Chairman of the Compensation
                                                   Committee of the Board of
                                                   Directors

                                                          "Company"





                                        By:  /s/ Mary Lou Fiala
                                            ------------------------------------
                                             Mary Lou Fiala

                                             Its: "Employee"

                                    EXHIBIT A

                              Performance Criteria

1. Definitions. The following definitions shall apply for purposes of this Exhibit A:

                  "FFO Per Share" for any year means the Company's funds from operations per share on a diluted basis for the year, computed on a basis consistently applied and as publicly reported by the Company. If the Company changes the manner in which it computes FFO Per Share for any year, the Committee shall adjust FFO Per Share for the previous year as appropriate in order to achieve comparability of results.

                  "FFO Change" for any year means the percentage change, rounded to the nearest 1%, in FFO Per Share relative to the preceding year. For example, if FFO Per Share for 2003 is $4.00 and FFO Per Share for 2004 is $4.41, the FFO Change would be an increase of 10%.

                  "NAREIT" means the National Association of Real Estate Investment Trusts.

                  "Peer Group" means shopping center REITs with equity market capitalization of more than $1 billion as of the end of the year in question, as reported by NAREIT.

                  "Shareholder Return" for any year means the total return on common stock, rounded to the nearest 1%, based on the closing price as of the end of the year, divided by the closing price one year earlier, and assuming the reinvestment of cash dividends on each applicable ex-dividend date.

2.       Accelerated Vesting.

         (a) A portion of the Performance Shares and related Stock Rights DEs shall be issued before the eighth anniversary of the Grant Date, in the applicable percentage set forth below for any year through 2007, if for such year FFO Per Share and Shareholder Return on the Common Stock relative to Shareholder Return of Peers (as reported by NAREIT) are at least equal to one of the minimum levels set forth below (except that the test is an either/or test for 7.5% vesting):

                                                                                  Percent of Performance
                                                Shareholder Return Relative to     Shares that Vest for
                   FFO Change for the Year            Peers for the Year                  the Year
                   -----------------------            ------------------                  --------

                         6% increase                    Top 2 of Peers                     25.00%
                         6% increase                Above average of Peers                 22.50%
                         5% increase                    Not applicable                     18.75%
                         4% increase                Above average of Peers                 12.50%
                     Either 4% increase               Or average of Peers                   6.25%

                The Performance Shares and Related Stock Rights DEs awarded for any year by reason of accelerated vesting shall be issued as promptly as practicable after the Committee determines that the Employee is entitled to accelerated vesting, but in no event later than March 31 of the following year. Accelerated vesting may not occur under more than one criterion for a year. For example, if in 2003 FFO Per Share increases by 6% and Shareholder Return on the Common Stock is above the average of the Peers but is not in the top 2 of the Peers, 22.5% of the Performance Shares and related Stock Rights DEs shall be issued. If a vesting opportunity in one or more years is not achieved, but if by reason of subsequent performance no later than December 31, 2007, FFO Per Share and Shareholder Return reach levels they would have reached had vesting criteria been satisfied in earlier years, then the applicable percentage of Performance Shares and related Stock Rights DEs shall be issued on a catch-up basis. For example, assume that in 2003 there is no increase in FFO Per Share and that Shareholder Return on the Common Stock is below the average of the Peers. Assume also that in 2004 FFO Per Share reaches the level it would have reached had it grown 6% in each of 2003 and 2004 and that Shareholder Return on the Common Stock exceeds the average Shareholder Return of the Peers over such two-year period. In that case, 45.0% of the Performance Shares would vest (22.5% plus 22.5%).

         (b) If another per share measure besides FFO Per Share becomes standard for the Company's industry and the Company adopts such measure in lieu of FFO Per Share before the eighth anniversary of the Grant Date, the Committee shall substitute such other measure for FFO Per Share hereunder.

         (c) In its discretion, the Committee may accelerate the vesting of all or any portion of the Performance Shares and related Stock Rights DEs before the eighth anniversary of the Grant Date based on the achievement of any other criteria the Committee determines to be appropriate.



                                      A-2